Exhibit 4.1

Interactive Data
14 West Street
New York, NY  10005


February 26, 1996


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Van Kampen American Capital Insured Income Trust, Series 51 and
    Series 52 (A Unit Investment Trust) Registered Under the
    Securities Act of 1933  File No. 333-01167


Gentlemen:

     We have examined the Registration Statement for the above captioned Fund. We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President